Exhibit 4.8

AMENDMENT

TO THE

2001 CNET NETWORKS, INC.

STOCK INCENTIVE PLAN

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors (the “Committee”) of CNET Networks, Inc. (the “Company”), a Delaware corporation, under Section 12 of the 2001 CNET Networks, Inc. Stock Incentive Plan (the “Plan”), the Committee hereby amends the Plan as follows.

1. Effective as of April 4, 2007, Section 2 of the Plan is hereby amended to incorporate a new subsection following Section 2(j), adjusting each subsequent subsection accordingly, to read in its entirety as follows:

(k)	Equity Restructuring: A non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the Share price (or the price of other securities) and causes a change in the per Share value of the securities underlying outstanding Awards.

2. Effective as of April 4, 2007, the definition of “Fair Market Value”, as set forth in Section 2(l) of the Plan, shall be amended in to read in its entirety as follows:

Fair Market Value: As of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean of the closing bid and asked prices for the Shares on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Shares, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

3. Effective as of April 4, 2007, Section 8(a) of the Plan is hereby amended to read in its entirety as follows:

(a) Generally.

(i) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 8(a)(ii):

(A) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, as well as any other applicable terms and conditions of each outstanding Award (including, without limitation, any performance targets or criteria with respect thereto), will be proportionately adjusted. The adjustments provided under this Section 8(a)(i)(A) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(B) The Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3 on the number of Shares issuable under the Plan and the maximum number of Shares for which Options may be granted during a calendar year to any Participant).

(ii) In the event that the Committee determines that other than an Equity Restructuring, any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Shares or other securities of the Company, issuance or warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

(A) The number and kind of shares of Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 3 on the number of Shares issuable under the Plan and the maximum number of Shares for which Options may be granted during a calendar year to any Participant);

(B) The number and kind of shares of Shares (or other securities or property) subject to outstanding Awards; and

(C) The grant or exercise price with respect to any Award.

4. Effective as of April 4, 2007, Section 12 of the Plan is hereby amended to read in its entirety as follows:

12. Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, without the consent of a Participant, would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws and, provided, further, that any action of the Board or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially diminish any of the rights of a Participant.

5. Notwithstanding anything in this Amendment to the Plan to the contrary, this Amendment to the Plan shall not apply to, and instead the former version of Section 8(a) of the Plan shall apply to, any Award to which the application of this Amendment to the Plan would (a) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (b) cause any ISO to fail to qualify as an “incentive stock option” under Section 422 of the Code.

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Executed on April 4, 2007.

CNET NETWORKS, INC.

By:	/s/ George Mazzotta

Title:	Chief Financial Officer